EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harvard Bioscience, Inc.:

We consent to the incorporation by reference in the Registration Statement Numbers 333-53848, 333-104544, 333-135418, 333-151003, 333-174476 and 333-189175 on Form S-8 of Harvard Bioscience, Inc. and subsidiaries of our reports dated March 12, 2015, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Harvard Bioscience, Inc.

Our report dated March 12, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states Harvard Bioscience, Inc. acquired MCS and TBSI during 2014, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2014, MCS’s and TBSI’s internal control over financial reporting associated with total assets of $15.4 million (of which $9.9 million represents goodwill and intangibles included within the scope of the assessment) and total revenues of $2.5 million in the consolidated financial statements of the Company as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of MCS and TBSI.

/s/ KPMG LLP

Boston, Massachusetts
March 12, 2015